EXHIBIT 4.11


NANOSIGNAL CORP.
--------------------------------------------------------------------------------
3960 Howard Hughes Parkway
Suite 560
Las Vegas, NV 89109


                                                               February 17, 2004

RE:      S-8 PAYMENT UNDER TERMS OF WRITTEN
         CONTRACT - DIRECTOR AND PRESIDENT


Dear Ms. Annalie Galacia:

This shall confirm our agreement to issue to you S-8 shares under the terms of your written employment contract with the Company for all services rendered and which are due you from February 10, 2004 through December 31, 2004 in your capacity as secretary-treasurer.

The compensation due is equivalent to THREE HUNDRED SEVEN HUNDRED AND SEVENTY EIGHT THOUSAND (378,378) shares of common stock to be issued to

                                 Annalie Galacia

Please confirm your acceptance of these terms below as indicated. Your telefax copy should be sent to us with the original signed copy delivered to our corporate offices at your earliest convenience.


Very truly yours,

Dr. Rupert Perrin

By: /s/ Dr. Rupert Perrin
    Chairman of the Board

AG:jd


ACCEPTED AND AGREED TO

ANNALIE GALACIA


By: /s/ Annalie Galacia                    Dated: February 17, 2004
         Annalie Galacia